FIRST AMENDMENT

TO

AMENDED AND RESTATED PARTICIPATION AGREEMENT

First Amendment, effective October 24th, 2013 to the Amended and Restated Participation Agreement, (the “Agreement’”), dated April 16, 2010, as amended, by and among MONY Life Insurance Company of America (the “Company”), and Fidelity Distributors Corporation; and each of Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III and Variable Insurance Products Fund IV and Variable Insurance Products Fund V (collectively, the ‘‘Parties”).

WHEREAS, the Parties wish to add a new Separate Account to Schedule A of the Agreement.

The Parties hereby agree to amend the Agreement as follows:

1. Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this First Amendment as of the date first above set forth.

VARIABLE INSURANCE PRODUCTS FUND, VARIABLE INSURANCE PRODUCTS FUND II VARIABLE INSURANCE PRODUCTS FUND III VARIABLE INSURANCE PRODUCTS FUND IV, and VARIABLE INSURANCE PRODUCTS FUND V		FIDELITY DISTRIBUTORS CORPORATION

By:		By:
Name:	Joseph Zambello	Name:	Robert Bachman
Title:	Deputy Treasurer	Title:	EVP
Date:	11/24/13	Date:	10/18/13

MONY LIFE INSURANCE COMPANY OF AMERICA, on behalf of itself and its separate accounts

By:
Name:	Steven M. Joenk
Title:	Senior Vice President
Date:	10/10/2013

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded By Separate Account

MONY Life Insurance Company of America Separate Account “L”	All Contracts

MONY Life Insurance Company of America Separate Account “A”	All Contracts

MONY Life Insurance Company of America Separate Account “P”’	All Contracts

MONY Life Insurance Company of America Separate Account “K”	All Contracts

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